Exhibit 99.1

NanoString Provides Preliminary Financial and Operational Highlights for Fourth Quarter and FY 2021
- Record Q4 Product and Service Revenue of $42 Million, Including GeoMx Revenue of $18 Million -
SEATTLE - January 9, 2022 - NanoString Technologies, Inc. (NASDAQ:NSTG), a leading provider of life science tools for discovery and translational research, today reported preliminary financial and operational highlights for the fourth quarter and fiscal year ended December 31, 2021.
“NanoString exited 2021 on a high note, securing more than 50 new orders for our GeoMx DSP system during the fourth quarter. Our commercial momentum and leadership in spatial biology resulted in GeoMx revenue growth of almost 50% year-on-year, for both the fourth quarter and the full year,” said Brad Gray, President and CEO of NanoString. “Our expanding portfolio of spatial biology solutions covers the full spectrum of applications across discovery and translational research, putting us in position for continued growth in the rapidly expanding spatial biology market. We’re already seeing strong early demand for our new CosMx Spatial Molecular Imager, as eager customers have pre-ordered a total of 20 systems ahead of the planned commercial launch later this year.”
Operational Highlights
Spatial Biology
GeoMx DSP
•Generated record orders for more than 50 GeoMx Digital Spatial Profiler (DSP) systems in the fourth quarter, representing approximately 80% growth as compared to the fourth quarter of 2020
•Achieved record GeoMx consumable revenue of $6 million in Q4, representing annualized consumable pull-through of approximately $110,000 per installed system
•Installed approximately 30 GeoMx systems in Q4, increasing the GeoMx installed base to approximately 255 systems as of December 31, 2021
CosMx SMI
•Secured customer orders for 20 CosMx Spatial Molecular Imager (SMI) systems through a limited program open to existing and new GeoMx customers
•Released the first high-resolution, single cell spatial dataset generated from formalin-fixed paraffin-embedded (FFPE) tissue using CosMx SMI
•Published a manuscript in the online journal BioRxiv describing the CosMx SMI technology and performance
nCounter
•Concluded 2021 with an nCounter installed base of approximately 1,050 systems, an increase of approximately 11% as compared to 2020
•Recorded continued research momentum for the nCounter platform, with total scientific publications now exceeding 5,200, representing an increase of approximately 1,200 publications in the last 12 months
Financial Highlights
Total Product and Service Revenue
•For the fourth quarter of 2021, product and service revenue is expected to be approximately $42 million, at the upper end of the company’s guidance range of $38 to $42 million and representing 18% growth as compared to the fourth quarter of 2020
•For the full year 2021, product and service revenue is expected to be approximately $144 million, at the upper end of the company’s updated annual guidance range of $140 to $144 million and representing 29% growth as compared to the prior year
GeoMx DSP Revenue
•For the fourth quarter, GeoMx DSP revenue is expected to be approximately $18 million, above the upper end of the company’s GeoMx revenue guidance range of $15 to $16 million and representing 48% growth as compared to the fourth quarter of 2020
•For the full year, GeoMx DSP revenue is expected to be approximately $52 million, above the upper end of the company’s updated GeoMx revenue guidance range of $49 to $50 million and representing 49% growth as compared to the prior year
nCounter Revenue, Inclusive of all Service Revenue
•For the fourth quarter, nCounter revenue, inclusive of all service revenue, is expected to be approximately $24 million, near the middle of the company’s nCounter revenue, inclusive of all service revenue guidance range of $23 to $26 million and representing 2% growth as compared to the fourth quarter of 2020
•For the full year, nCounter revenue, inclusive of all service revenue, is expected to be approximately $92 million, near the middle of the company’s updated annual nCounter revenue, inclusive of all service revenue guidance range of $91 to $94 million and representing 20% growth as compared to the prior year
Cash, Cash Equivalents and Short-term Investments
•As of December 31, 2021, cash, cash equivalents and short-term investments totaled approximately $350 million
About NanoString Technologies, Inc.
NanoString Technologies is a leading provider of life science tools for discovery and translational research. The company provides platforms that allow researchers to map the universe of biology. The nCounter® Analysis System, cited in more than 5,200 peer-reviewed publications, offers a way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision. NanoString’s GeoMx® Digital Spatial Profiler enables highly multiplexed spatial profiling of RNA and protein targets in various sample types, including FFPE tissue sections, and has been cited in approximately 90 peer-reviewed publications. The CosMx Spatial Molecular Imager, with commercial availability expected in the second half of 2022, enables highly sensitive, high-resolution imaging of hundreds to thousands of RNAs or proteins directly from single cells within morphologically intact whole tissue sections. For more information, visit www.nanostring.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our preliminary estimates of fourth quarter and fiscal year 2021 operating results and financial condition, expectations for demand for our products and growth in our business, the impact of new products and expansion into new markets, the growth trajectory of our nCounter and GeoMx franchises and the anticipated launch of new products and technology. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include the risk that our actual financial results for the three months and year ended December 31, 2021 differ from the estimates presented in the news release; market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; the extent and duration of the impact of the COVID-19 pandemic and adverse conditions in the general domestic and global economic markets; the effects of ongoing litigation; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing and product development; as well as the other risks set forth in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.
The NanoString logo, NanoString, NanoString Technologies, GeoMx, and nCounter are trademarks or registered trademarks of NanoString Technologies, Inc., in the United States and/or other countries.

Contact
Doug Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768